Exhibit 99.1

Vicarious Surgical Announces Promotion of John Mazzola to Chief Operating Officer

WALTHAM, Mass.-- (BUSINESS WIRE) – May 18, 2023 – Vicarious Surgical Inc. (“Vicarious Surgical” or the “Company”) (NYSE: RBOT, RBOT WS), a next-generation robotics technology company seeking to improve patient outcomes as well as both the cost and efficiency of surgical procedures, today announced the promotion of John Mazzola to Chief Operating Officer.

John joined Vicarious Surgical in March of 2022 as SVP of Operations and has over 35 years of medical device industry experience. He has been involved with over 25 medical device product launches encompassing both Class II and Class III devices. Prior to joining the Vicarious Surgical team, he spent 13 years in senior executive roles and product development leadership positions, including serving as VP of Operations at Becton Dickinson Surgery overseeing a network of 10 manufacturing sites, a business planning and procurement organization, an advanced manufacturing engineering team, and the business’ environmental health and safety responsibilities.

In the past year, John has led strategic manufacturing plans for the Vicarious Surgical robotic system, overseeing operations and quality organizations. In the newly created Chief Operating Officer role, John’s oversight expands to include the Product Development, Clinical & Regulatory Affairs, IT and People & Culture functions of the business for enhanced workflow efficiency and a continued focus on manufacturing and procurement optimization.

“The newly-created COO role carries great importance as we expand our near-term focus from system development toward initial manufacturing processes for our V1.0 system,” said Adam Sachs, Chief Executive Officer at Vicarious Surgical. “John’s proven leadership and deep industry knowledge in building and scaling organizational and manufacturing infrastructure and processes gives me great confidence in his ability to execute in these areas and meaningfully contribute to our long-term corporate mission and strategy.”

About Vicarious Surgical

Founded in 2014, Vicarious Surgical is a next generation robotics company, developing a unique disruptive technology with the multiple goals of substantially increasing the efficiency of surgical procedures, improving patient outcomes, and reducing healthcare costs. The Company’s novel surgical approach uses proprietary human-like surgical robots to transport surgeons inside the patient to perform minimally invasive surgery. The Company is led by an experienced team of technologists, medical device professionals and physicians, and is backed by technology luminaries including Bill Gates, Vinod Khosla’s Khosla Ventures, Innovation Endeavors, Jerry Yang’s AME Cloud Ventures, Sun Hung Kai & Co. Ltd and Philip Liang’s E15 VC. The Company is headquartered in Waltham, Massachusetts. Learn more at www.vicarioussurgical.com.

Investor Contact

Kaitlyn Brosco

Vicarious Surgical

Kbrosco@vicarioussurgical.com

Marissa Bych

Gilmartin Group

Marissa@gilmartinir.com

Media Inquiries

Abby Mayo for Matter Health

media@vicarioussurgical.com